EXHIBIT 10.1

Offer Letter Between Geron Corporation and
Dr. Fabio M. Benedetti, Dated January 24, 2008

January 24, 2008

Fabio Benedetti, M.D.
[Home Address]

Dear Fabio:

On behalf of Geron Corporation ("Geron"), I am pleased to extend you an offer to internally transfer to the role of Senior Vice President and Chief Medical Officer of Geron Oncology effective immediately. This is a corporate officer, regular full-time, exempt position, reporting directly to me. Your annual salary will be $350,000 which will be paid on a semi-monthly basis from the effective date above. Your performance evaluation and your increase awarded at year-end will be based on your performance in your new position. Your potential bonus is 40% of your base salary.

In this role, you will have direct responsibility for the strategic direction and day-to-day pre-clinical and clinical operations of the Oncology Business Unit at Geron. You will be a member of the Geron Operating Committee – the strategy-setting body of the Company. In this new role, you are expected to continue to provide satisfactory services, to abide by all of Geron’s policies and procedures, and to comply with your obligations concerning Geron’s confidential and proprietary information. Additionally, you will continue to be employed on an at-will basis.

If this arrangement is acceptable to you, please indicate your acceptance by returning a signed copy of this offer letter to Human Resources.

Sincerely,

/s/ Thomas B. Okarma

Thomas Okarma, Ph.D., M.D.
President, CEO

Enclosures

AGREED AND ACCEPTED:

/s/ Fabio Benedetti
Fabio Benedetti

Date:  January 24, 2008

Transfer Effective Date: January 24, 2008

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